EXHIBIT 99.1

                                  News Release

BW Account Number: 1079001

Date:                    March 10, 2005 9:00 A.M., EST
Contact:                 James L. Saner, Sr., President & CEO
                         Mainsource Financial Group (812) 663-0157



              MainSource Financial Group and Madison Bank and Trust
                          Announce Definitive Agreement

MainSource Financial Group, Inc., Greensburg, Indiana (NASDAQ: MSFG) - James L. Saner, Sr., President and Chief Executive Officer of MainSource Financial Group, Inc. today announced that MainSource Financial Group has executed a definitive agreement with National City Corporation to purchase 100% of its wholly owned subsidiary, Madison Bank and Trust Company, which is headquartered in Jefferson County, Indiana.

Madison Bank and Trust Company operates a total of five offices. Four of these offices are located in Jefferson County, Indiana with three being in Madison and one in Hanover. The remaining office is located in Rising Sun, Indiana in Ohio County.

The agreement provides that MainSource Financial Group will pay National City Corporation cash for 100% of the shares of Madison Bank and Trust Company. The agreement calls for Madison Bank and Trust Company to be merged into MainSource Bank, which is a wholly owned subsidiary of MainSource Financial Group. The transaction, which is expected to close in the third quarter of 2005, is subject to various regulatory approvals. MainSource Financial Group anticipates the deal to be accretive to earnings within the first full year of consolidation.

MainSource Bank currently maintains a presence in Jefferson County through two offices in Madison and one in Hanover, Indiana. The transaction will allow for MainSource to consolidate offices and improve efficiencies. MainSource Bank will continue to operate the current office in Rising Sun, Indiana.

Mr. Saner stated, "We are excited about the opportunity to integrate the Madison Bank and Trust offices into MainSource Bank. We currently have a strong presence in southeastern Indiana and this acquisition will strengthen our position and our commitment to Jefferson County. It will provide Madison Bank and Trust customers, as well as our existing customers, the opportunity to conduct their banking at more convenient locations in Jefferson, Ohio and surrounding counties. He added, "We are committed to local decision-making and we stand firm on our commitment to our community banking philosophy. Our current structure emphasizes regionalized management by local employees, which serves as a cornerstone for MainSource."

"The Madison Bank & Trust branches came to National City through the acquisition of Merchants National Corporation in 1991. Since then, they have maintained the Madison identity, operating under a separate charter," said James Hughes, National City executive vice president, retail branch network. "As we explored ways to more fully integrate the Madison brand and its employees, the best option was to sell the branch network to MainSource. We believe everyone involved - shareholders, customers and employees - will benefit from this transaction."

Following the consolidation of the Jefferson County offices, MainSource Bank will hold 41% of the deposit market in that county. In addition, it will enter Ohio County with a 15% market share and is confident that this entry provides an excellent opportunity for future growth.

Upon conversion, Madison Bank & Trust employees will become employees of MainSource Bank. The agreement provides that all consumer and small business deposit accounts and loans, including checking, savings, home equity, CDs and installment loans, will be transferred to MainSource Bank. The credit card business will remain with National City. Consumers will be notified in the coming months with the details of how their accounts will be impacted.

MainSource Financial Group, Inc., headquartered in Greensburg, Indiana, is listed on the NASDAQ Stock Market (trading symbol: MSFG) and is a community-focused, financial services holding company with assets of approximately $1.6 billion. Through its three banking subsidiaries, MainSource Bank, Greensburg, Indiana; Peoples Trust Company, Linton, Indiana; and MainSource Bank of Illinois, Kankakee, Illinois, it operates 54 offices in 22 Indiana counties and six offices in three Illinois counties. Through its insurance subsidiary, MainSource Insurance, it operates nine offices in Indiana as well as one in Owensboro, Kentucky.


Forward-Looking Statements

Except for historical information contained herein, the discussion in this press release may include certain forward-looking statements based upon management expectations. Factors which could cause future results to differ from these expectations include the following: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; the costs of funds; general market rates of interest; interest rates on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; and changes in the quality or composition of the Company's loan and investment portfolios; the timing of the closing of the transaction; the timing and success of integration efforts once the transaction is complete; MainSource's expectations or ability to realize success with the acquisition of Madison Bank and Trust, the impact of this transaction, if successful, on MainSource's business.

The forward-looking statements included in the press release relating to certain matters involve risks and uncertainties, including anticipated financial performance, business prospects, and other similar matters, which reflect management's best judgment based on factors currently known. Actual results and experience could differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements as a result of a number of factors, including but not limited to, those discussed in the press release.


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 MainSource Financial Group, 201 N. Broadway, P.O. Box 87, Greensburg, IN 47240